Exhibit 99.1
FOR IMMEDIATE RELEASE

February 19, 2026

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2025 Operating Results

DALLAS, TEXAS, February 19, 2026 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $126.2 million for the quarter ended December 31, 2025. In comparison, for the quarters ended September 30, 2025 and December 31, 2024, the Bank reported net income of $156.7 million and $174.4 million, respectively. For the year ended December 31, 2025, the Bank reported net income of $582.6 million, as compared to $726.6 million for the year ended December 31, 2024.

Total assets at December 31, 2025 were $108.5 billion, compared with $112.2 billion at September 30, 2025 and $127.7 billion at December 31, 2024. Average total assets decreased from $122.5 billion and $124.8 billion for the quarter and year ended December 31, 2024, respectively, to $108.1 billion and $112.1 billion for the corresponding periods in 2025. The $3.7 billion decrease in total assets during the fourth quarter of 2025 was primarily attributable to decreases in the Bank's short-term liquidity holdings ($3.6 billion) and advances ($0.4 billion), partially offset by an increase in the Bank's mortgage loans held for portfolio ($0.2 billion). The $19.2 billion decrease in total assets during the year ended December 31, 2025 was attributable primarily to decreases in the Bank's advances ($16.9 billion) and short-term liquidity holdings ($4.1 billion), partially offset by increases in the Bank's long-term investments ($1.0 billion) and mortgage loans held for portfolio ($0.8 billion).

Advances totaled $50.8 billion at December 31, 2025, compared with $51.2 billion at September 30, 2025 and $67.7 billion at December 31, 2024. The Bank's mortgage loans held for portfolio totaled $6.6 billion at December 31, 2025, as compared to $6.4 billion at September 30, 2025 and $5.8 billion at December 31, 2024.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $1.0 billion, $1.1 billion and $0.2 billion at December 31, 2025, September 30, 2025 and December 31, 2024, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised of U.S. agency debentures and U.S. agency commercial MBS, totaled $19.3 billion at December 31, 2025, as compared to $19.2 billion at September 30, 2025 and $19.0 billion at December 31, 2024. At December 31, 2024, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2025,

September 30, 2025 and December 31, 2024, the Bank's short-term liquidity holdings totaled $30.3 billion, $33.9 billion and $34.4 billion, respectively.

The Bank's retained earnings increased to $3.227 billion at December 31, 2025 from $3.149 billion at September 30, 2025 and $2.849 billion at December 31, 2024. On December 23, 2025, a dividend of $48.2 million was paid to the Bank's shareholders.

For the year ended December 31, 2025, the Bank set aside $69.1 million for its Affordable Housing Program (AHP), which was comprised of a $64.8 million statutory assessment and a $4.3 million voluntary contribution. In addition, during the year ended December 31, 2025, the Bank made available $8.7 million for its voluntary loan programs, and it expensed voluntary grants, subsidies and donations totaling $36.4 million. In comparison, for the year ended December 31, 2024, the Bank set aside $82.4 million for its AHP, which was comprised of an $80.7 million statutory assessment and a $1.7 million voluntary contribution. In addition, during the year ended December 31, 2024, the Bank made available $38.9 million for its voluntary loan programs, and it expensed $12.9 million in voluntary grants and donations.

Additional selected financial data as of and for the quarter and year ended December 31, 2025 (and, for comparative purposes, as of September 30, 2025 and December 31, 2024, and for the quarters ended September 30, 2025 and December 31, 2024 and the year ended December 31, 2024) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2025
(Unaudited, in thousands)

	December 31, 2025	September 30, 2025	December 31, 2024
Selected Statement of Condition Data:

Assets
Investments (1)	$50,656,003	$54,214,405	$53,740,886
Advances	50,820,106	51,163,413	67,743,248
Mortgage loans held for portfolio, net	6,555,131	6,370,050	5,764,053
Cash and other assets	480,775	437,152	476,861
Total assets	$108,512,015	$112,185,020	$127,725,048

Liabilities
Consolidated obligations
Discount notes	$40,185,289	$32,352,595	$21,637,276
Bonds	57,885,556	67,904,709	96,215,218
Total consolidated obligations	98,070,845	100,257,304	117,852,494
Mandatorily redeemable capital stock	7,967	1,152	181
Other liabilities	3,663,332	5,299,032	2,676,712
Total liabilities	101,742,144	105,557,488	120,529,387
Capital
Capital stock — putable	3,338,359	3,340,830	4,168,043
Retained earnings	3,227,044	3,149,056	2,848,948
Total accumulated other comprehensive income	204,468	137,646	178,670
Total capital	6,769,871	6,627,532	7,195,661
Total liabilities and capital	$108,512,015	$112,185,020	$127,725,048

Total regulatory capital (2)	$6,573,370	$6,491,038	$7,017,172

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Selected Statement of Income Data:
Net interest income (3)	$176,767	$203,687	$212,454	$762,234	$891,592
Other income	16,007	15,224	20,064	59,751	63,803
Other expense
Operating expense	28,194	30,095	29,796	115,131	111,902
Voluntary grants, subsidies, donations and AHP contributions	19,861	9,964	3,830	40,744	14,663
Other	4,470	4,719	5,148	18,794	21,461
AHP assessment	14,033	17,415	19,375	64,762	80,742
Net income	$126,216	$156,718	$174,369	$582,554	$726,627

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of December 31, 2025, September 30, 2025 and December 31, 2024, total regulatory capital represented 6.06 percent, 5.79 percent and 5.49 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for credit losses.

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